As filed with the Securities and Exchange Commission on July 17, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Claros Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	47-4074900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Mack Real Estate Credit Strategies, L.P.

60 Columbus Circle, 20th Floor,

New York, NY 10023

Tel: (212) 484-0050

(Address of Principal Executive Offices)

Claros Mortgage Trust, Inc. 2016 Incentive Award Plan

(Full title of the plan)

J.D. Siegel, Esq.

c/o Mack Real Estate Credit Strategies, L.P.

60 Columbus Circle, 20th Floor,

New York, NY 10023

Tel: (212) 484-0050

(Name and address and telephone number, including area code, of agent for service)

With a copy to:

Brent T. Epstein, Esq.

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Tel: (213) 485 1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) by Claros Mortgage Trust, Inc., a Maryland corporation (the “Registrant” or the “Company”), for the purpose of registering (i) 6,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), that became authorized for issuance pursuant to the Claros Mortgage Trust, Inc. 2016 Incentive Award Plan (the “ Original Plan”), as amended by that certain First Amendment to the Original Plan (together with the Original Plan, the “Plan”), which was approved by the Registrant’s shareholders at the Registrant’s annual meeting of shareholders held on June 3, 2026 and (ii) 743,689 shares of Common Stock that, in accordance with the Plan, have become available for issuance under the Plan to the extent that awards under the Plan have been forfeited, terminated, cancelled, expired or cash settled.

The Common Stock registered by this Registration Statement are of the same class as the securities relating to the Original Plan for which a Registration Statement on Form S-8 (Registration No. 333-265283) is effective (the “Prior Registration Statement”), filed with the SEC on May 27, 2022.

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following exhibits are required by Item 601 of Regulation S-K:

Exhibit Number	Description of Document

4.1	Articles of Amendment and Restatement of Claros Mortgage Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40993) filed with the Commission on November 5, 2021)

4.2	Amended and Restated Bylaws of Claros Mortgage Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40993), dated January 30, 2026, filed with the Commission on February 2, 2026).

5.1*	Opinion of Venable LLP.

10.1	Claros Mortgage Trust, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-260140) filed with the Commission on October 28, 2021).

10.2	Amendment to Claros Mortgage Trust, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40993), dated June 3, 2026, filed with the Commission on June 5, 2026.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Venable LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

107.1*	Calculation of Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 17, 2026.

CLAROS MORTGAGE TRUST, INC.

By:	/s/ Richard J. Mack
Name: Richard J. Mack
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard J. Mack, J. Michael McGillis and J.D. Siegel and each of them, either of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard J. Mack Richard J. Mack	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 17, 2026

/s/ J. Michael McGillis J. Michael McGillis	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 17, 2026

/s/ Derrick D. Cephas Derrick D. Cephas	Director	July 17, 2026

/s/ Mary Haggerty Mary Haggerty	Director	July 17, 2026

/s/ Pamela Liebman Pamela Liebman	Director	July 17, 2026

/s/ Denise Olsen Denise Olsen	Director	July 17, 2026

/s/ D. Pike Aloian D. Pike Aloian	Director	July 17, 2026

/s/ Steven L. Richman Steven L. Richman	Director	July 17, 2026

/s/ W. Edward Walter III W. Edward Walter III	Director	July 17, 2026